Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners Announces Actions to Enhance Liquidity

HOUSTON, June 27 2013 — Enbridge Energy Partners, LP (NYSE: EEP) (“EEP” or “Enbridge Partners”) today announced that it has exercised its options to decrease its economic interests in the Lakehead system expansions of both the Eastern Access and Mainline Expansion projects from 40 percent to 25 percent. Additionally, Enbridge Partners and certain of its subsidiaries plan to enter into an agreement on June 28, 2013 with a subsidiary of Enbridge Inc. (“Enbridge”) whereby Enbridge will purchase the accounts receivables of certain of EEP’s subsidiaries on a monthly basis through 2016 until EEP’s large growth capital commitments are permanently funded.

Enbridge Partners in early May announced its intention to decrease its respective interests in the Eastern Access and Mainline Expansion projects. Enbridge Partners expects to receive approximately $100 million from its general partner before the end of the current quarter related to the 15 percent of the capital it has funded to-date pursuant to these expansion projects.

Pursuant to the Eastern Access and Mainline Expansion Joint Funding Arrangements with its general partner, EEP has the option to decrease its economic interest and associated funding of these liquids market access projects by up to 15 percentage points, from 40 percent to 25 percent, with the option expiring June 30, 2013. EEP will have the option to increase its economic interest by up to 15 percentage points in the Lakehead System expansions of both the Eastern Access and Mainline Expansion projects within one year of the final project in-service dates. Final phases of the Eastern Access and Mainline Expansion projects are currently targeted for completion in 2016.

The primary objective of the accounts receivable transaction is to further enhance EEP’s available liquidity, and its cash available from operations for payment of distributions, during the next few years until EEP’s large growth capital commitments are permanently funded, as well as providing an annual saving in EEP’s cost of funding during this period. The program will apply to all or a portion of the investment grade receivables recorded in EEP’s consolidated accounts receivable records. It is anticipated that approximately $215 million of receivables will be purchased each month. The receivables will be purchased each month at their accrued value less a discount to compensate Enbridge for its investment and risk of non-collection. EEP plans to apply the proceeds to maintain liquidity while deferring permanent funding of a corresponding portion of its growth program at an annual saving in funding costs of approximately $10 million. Enbridge Partners expects to enter into the accounts receivable funding arrangement on June 28, 2013.

Mark Maki, president of EEP, commented on the liquidity actions, “Enbridge Partners has an exceptional organic growth program in front of it, primarily low risk attractive return crude oil pipeline investments that will contribute significant growth in distributable cash flow as they come into service over the next several years. Our objective is to fund this program as efficiently as possible to capture the greatest accretion in cash flow per unit, supporting continued modest growth in distributions in the interim while preserving appropriate credit rating metrics. The exercise of the 15 percent pare down options will reduce EEP’s near term funding requirements, facilitating the efficient funding of the rest of the program while preserving our flexibility to reacquire these interests once they are generating cash flow.”

“The receivables transaction will further reduce both our near term debt and equity funding requirements, deferring permanent funding until the growth projects are generating cash flow while providing a significant saving in cost of funding that will bolster distribution coverage during this period. In combination, these two actions leave us with a very manageable equity funding requirement with ample flexibility on the timing of satisfying that requirement,” added Mr. Maki.

Both the exercise of the put options under the Joint Funding Arrangements and the accounts receivable transaction were reviewed and recommended to the Board of Enbridge Energy Management, L.L.C. by a committee of independent directors.

About Enbridge Energy Partners, LP

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada.

Enbridge Energy Management, L.L.C. manages the business and affairs of EEP and its sole asset is an approximate 17 percent interest in EEP. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) is the general partner of EEP and holds an approximate 21 percent interest in EEP together with all of the outstanding preferred interests in EEP.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “will” and similar words. Although we believe that such forward looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5)

hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to Enbridge Partners’ tariff rates; and (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at Enbridge Partners’ web site.

FOR FURTHER INFORMATION PLEASE CONTACT:

Investor Relations Contact:	Media Contact:

Sanjay Lad	Terri Larson

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: enbridgepartners.com

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